Exhibit 99.2

All Company Meeting January 31, 2018 Proprietary and Confidential

Forward-Looking Statements
This presentation may contain, in addition to historical information, certain forward-looking statements, including, without limitation, statements regarding the pending acquisition of Cascadian Therapeutics, Inc. by Seattle Genetics, Inc. and its affiliates, including Valley Acquisition Sub, Inc. (the Offer, the merger and other related transactions are collectively referred to as the “Transactions”). Often, but not always, forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “plans,” “expects,” “expected,” “will,” “intends,” “potential,” “project,” “possible,” “scheduled,” “estimates,” “intends,” “continue,” “ongoing,” “goal” and similar expressions or variations of such words and phrases or statements that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Forward-looking statements involve risks and uncertainties related to Cascadian Therapeutics’ business and the general economic environment, many of which are beyond Cascadian Therapeutics’ control.
Such uncertainties and risks include, without limitation: uncertainties as to the timing of the Offer and merger; uncertainties as to how many of the Cascadian Therapeutics’ stockholders will tender their stock in the Offer; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effects of the Transactions (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the Transactions will divert management’s attention from Cascadian Therapeutics’ ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed by the Company with the securities regulators in the United States on EDGAR and in Canada on SEDAR, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company. These risks, uncertainties and other factors could cause Cascadian Therapeutics’ actual results to differ materially from those projected in forward-looking statements. Although Cascadian Therapeutics believes that the forward-looking statements contained in this communication are reasonable as of the date hereof, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Cascadian Therapeutics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law. Proprietary and Confidential 2

Important Information
The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Cascadian Therapeutics or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and
Exchange Commission (the “SEC”) and Cascadian Therapeutics will file a
Solicitation/Recommendation Statement on Schedule 14D-9 relating to the Offer with the SEC. The offer to purchase shares of Cascadian Therapeutics common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS
ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE
SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Valley Acquisition Sub, Inc. and Seattle Genetics, Inc., and the solicitation/recommendation statement will be filed with the SEC by Cascadian Therapeutics. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated toll-free at (888) 750-5834. Proprietary and Confidential 3

Why Merger Makes Sense Enhances SGEN’s late-stage clinical pipeline with a potentially best-in-class, orally available and highly selective TKI for patients with HER2-positive metastatic breast cancer. Tucatinib would complement SGEN’s existing pipeline of targeted cancer therapies, expand their global efforts in breast cancer and advance their goal of becoming a company with multiple commercial products. Enthusiastic about exploring the potential of the pre-clinical programs, particularly as they look to expand their immuno-oncology portfolio. Adds people power and capital resources to bring tucatinib to patients with HER2+ metastatic breast cancer and other potential indications around the world. Deep expertise and knowledge in small molecules, HER2 and breast cancer
Local company looking to grow a Seattle-based location with a physical location and talented team
Great return for shareholders, including you Proprietary and Confidential

An Emerging Multi-Product Oncology Company Leader in ADC Technology Seattle Genetics is a global biotechnology company focused on developing and commercializing a new generation of targeted, empowered antibody-based therapies with the goal to change the foundation of treatment for patients with cancer Strong Oncology Pipeline One approved product, and a pipeline with opportunities across hematologic malignancies and solid tumors ADCETRIS® (brentuximab vedotin) In collaboration with Takeda Pharmaceutical Company, is commercially available in 70 countries Broad clinical development program in CD30-expressing lymphomas Advancing two late-stage programs in potentially registrational clinical trials Enfortumab vedotin for metastatic urothelial cancer Tisotumab vedotin for recurrent/metastatic cervical cancer Proprietary and Confidential Quick Facts Founded in 1998 Headquartered in Bothell, WA European offices in Zug, Switzerland Publicly traded (Nasdaq: SGEN) >1,000 employees 5

Terms of Agreement $10 per share or ~$614 million in cash ~140% premium to the share price, based on a 30 -day average The acquisition is subject to regulatory approval before it goes into effect (referred to as the “closing”) Completed merger could occur in Q1-2018 Proprietary and Confidential 6

What to Expect Business as usual – we are still an independent company; management and Board of Directors remain in place We will be working with Seattle Genetics to establish a transition and integration plan – Julie Eastland will be leading the CASC integration team Executive Committee will continue to meet weekly We plan to hold weekly All Company gatherings over the next 4 weeks Proprietary and Confidential 7

Thank you for your continued dedication to patients and each other Questions? Proprietary and Confidential